Exhibit 10.2

SECURITY AGREEMENT

Maximum Amount 003

Contract No.: 2018TD2003

Mortgagor (Party A): Ningbo Global Technology Co., Ltd.

Address: No. 88, Qiushi Road, Wangchun Industrial Park, Ningbo Postal Code: 315000

Legal Representative (Person in charge): Zhixiang Lin

Fax: 88133820　　　　　 　 Tel: 88133818

Mortgagee (Party B): Ningbo Yinzhou Branch of China Construction Bank

Address: No. 500, Taikang Middle Road, Yinzhou District, Ningbo

Post Code:

Person in charge: Lina Lai

Fax: 87370029　　　　　　　 Tel: 87370029

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Whereas Party B continues to handle the following (1) (2) (3) (4) (5) credit business operations for Ningbo Global Technology Co., Ltd. (hereinafter referred to as the "Debtor"), and will sign (and/or have signed) the RMB loan contract, foreign exchange loan contract, bank acceptance agreement, letter of credit issuance contract, letter of guarantee issuance contract, and/or other legal documents with the debtor from September 21st, 2018 to September 17th, 2023 (hereinafter referred to as "obligation determination period") (The above contracts, agreements and/or other legal documents signed during the obligation determination period are referred to as the "master contract").

(1)	Issue RMB/foreign currency loans;
(2)	Accept commercial drafts;
(3)	Open a letter of credit;
(4)	Issue a letter of guarantee;
(5)	Other credit business: including but not limited to import-export trade financing, international commercially balance transfer and cross-border funded risk participation.

Party A is willing to provide the maximum mortgage guarantee for a number of debtor's debts under the master contract. According to relevant laws, regulations and rules, both parties enter into this contract by consensus for observance and implementation.

Article 1 Mortgaged Property

I.	Party A shall set the mortgage with the property listed in the "mortgaged property list" of this contract.
II.	If a new ownership or other rights certificate is reissued for the mortgaged property, resulting that the "mortgaged property list" of this contract or the encumbrance (mortgage) certificate or mortgage document received by Party B is inconsistent with the above new certificate or the related documentation on registers of registration authorities, Party A shall not refuse to assume the guarantee liability on this ground.
III.	Unless otherwise agreed by both parties, or otherwise stipulated by law, the newly added objects to the mortgaged property due to attaching, mixing, processing, altering, etc. shall also be considered as mortgaged guarantees for Party B's claims. Party A shall register necessary mortgaged guarantees as required by Party B.
IV.	If the value of the mortgaged property has been or may be reduced, which affects the realization of Party B's rights, Party A shall provide new guarantees in accordance with Party B's request.

Article 2 Guarantee Scope and Maximum Amount of the Obligation

I.	The guarantee scope in this maximum mortgage covers the total debt under the master contract, including but not limited to the entire principal, interest (including compound interest and penalty), liquidated damages, compensation, other payments that the debtor should pay to Party B (including but not limited to the relevant handling fees, telecommunications charges, miscellaneous fees, and related bank fees that the beneficiary refuses to bear under the letter of credit, etc.), and expenses incurred by Party B in realizing claims and guarantees (including but not limited to the litigation fees, arbitration fees, property preservation fees, travel expenses, execution fees, evaluation fees, auction fees, notary fees, delivery fees, announcement fees, attorney fees, etc.).

The price with value-added tax included should be applied to the guarantee scope stipulated in this contract.

II.	The maximum amount of guarantee liability under this maximum mortgage is (currency) RMB (amount) One hundred and twenty-nine million yuan. If Party A fulfills the guarantee obligation in accordance with this contract, the maximum amount shall be deducted by the repaid amount accordingly.
III.	The loan, advances, interest, expenses or any other claims of Party B under the master contract whose actual formation time exceeds the obligation determination period are still within the guarantee scope of this maximum mortgage. The expiration date of the obligation fulfillment period under the master contract is not subject to the expiration date of the obligation determination period.

Article 3 Registration of the Mortgaged Property

Both parties shall go to appropriate registration authorities and register mortgaged property within 20 working days after the signing of this contract. Party A shall hand over the mortgaged property encumbrance certificate, original mortgage registration document and other certificates to Party B on the day when mortgaged property registration is completed.

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Article 4 Change of the Master Contract

I.	Party A agrees that Party B need not to notify Party A when it signs the master contract with the debtor or makes any changes to the master contract (including but not limited to extending the obligation fulfillment period or increasing the principal), and that Party A shall still assume the guarantee responsibility within the maximum amount stipulated in this contract and the guarantee scope.
II.	Change of the Parties

Party A's guarantee liability shall not be reduced due to any of the following conditions:

(1)	Party B or the debtor undergoes restructuring, combining, merging, separating, increasing/decreasing capital, jointing venture, jointing operation, renaming, etc.;
(2)	Party B entrusts a third party to fulfill its obligations under the master contract;
III.	As the creditor's rights under the master contract are transferred to a third party, the guarantee under this contract will be transferred. Party A shall assist Party B and the third party with the mortgage change registration procedure required by law.
IV.	If the transfer of the debts or creditor's rights under the master contract is ineffective, invalid, canceled or rescinded, Party A still assumes the guarantee liability for Party B in accordance with this contract.

Article 5 Occupation and Custody of the Mortgaged Property

I.	Party A shall properly possess, keep and maintain the mortgaged property; use the mortgaged property reasonably; keep the mortgaged property in good condition; and pay the taxes and fees related to the mortgaged property on time. Party B is authorized to inspect the mortgaged property, and may ask Party A to submit the mortgaged property's original rights certificates to Party B for custody.
II.	If Party A entrusts the possession, custody and use of the mortgaged property to a third party, or agrees such possession, custody and use, it shall inform the third party of the existence of Party B's claims to the mortgage property, and require the third party to keep the mortgaged property in good condition, accept Party B's inspection of the mortgaged property and respect Party B's realization of the mortgage. Party A will not be exempt from the obligations under the preceding paragraphs and shall be responsible for the actions of the third party.
III.	If the mortgaged property causes any personal or property damage, Party A shall be liable for compensation solely. If Party B is liable for the claimed indemnity, or advances any compensation for Party A, Party B has the right to recover the money from Party A.

Article 6 Insurance of the Mortgaged Property

I.	Unless otherwise agreed by both parties, Party A shall insure the mortgage property in accordance with relevant laws and the insurance type, insurance period and insurance amount designated by Party B. The insurer should have a statutory qualification and good reputation.
II.	The content of the insurance policy shall meet the requirements of Party B and shall not contain restrictive conditions that damage the rights and interests of Party B. The insurance policy shall specifically note that: Party B is the priority recipient of the insurance compensation (the first beneficiary); the change of the insurance policy shall be approved by Party B with written consent; in the event of an insurance accident, the insurer shall pay the insurance compensation to the account designated by Party B directly. If the mortgaged property is insured but the insurance policy does not indicate the above, the insurance policy shall be noted or changed accordingly.
III.	Party A shall ensure that the insurance is continuously valid and shall not cause the insurance to be interrupted, revoked or invalidated, or cause the insurer to reduce the compensation liability, or change the insurance policy without the approval of Party B for any reason. If the obligations guaranteed by Party A are not fully fulfilled when the insurance period expires, Party A shall renew the insurance and extend the insurance period accordingly.
IV.	Party A shall deliver the original insurance policy of the mortgaged property to Party B within 5 working days since the date of the conclusion of this contract (If the mortgaged property insurance is renewed, it will be the date of renewal), and leave the necessary documents about the insurance claim or insurance benefit transfer to Party B.
V.	Party B shall have the right to dispose the insurance compensation obtained on the mortgaged property in the following ways, and Party A shall cooperate in such relevant procedures:
(1)	Renovate the mortgaged property to restore the value of such property under the consent of Party B;
(2)	Make liquidation or early repayment of the debt principal and interest and related expenses under the Master Contract;
(3)	Provide pledge guarantee for the debt under the Master Contract;
(4)	Be freely disposed by Party A if Party A provides a new guarantee that satisfies the requirements of Party B.

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Article 7 Limits of Disposition of Mortgaged Property by Party A

I.	Without the written consent of Party B, Party A shall not dispose the mortgaged property in any way, including but not limited to waiver, rent out (including the subsequent lease after the original lease contract becomes due), donate, transfer, financially contribute, re-guarantee, migrate, change to public use, add or rebuild and divide with other items.
II.	With the written consent of Party B, all prices and other amount shall be deposited into the account designated by Party B. Party B shall have the right to choose any of the methods stipulated in clause V (2) to (4) of Article 6 herein to dispose the foresaid amount, and Party A shall cooperate in such relevant procedures.

Article 8 Third party Obstruction

I.	If the mortgaged property is levied, requisitioned, dismantled, confiscated, or recovered without compensation by the country, or if such mortgaged property is seized, frozen, detained, supervised, retained, auctioned, forcibly occupied, damaged or otherwise disposed by the third party, Party A shall notify Party B immediately, and take measures timely to stop, eliminate or remedy such situation, preventing further loss; and under Party B's request, Party A shall provide a new guarantee that satisfies the requirements of Party B.
II.	The remaining portion of the mortgaged property in the case of the preceding clause is still used as a mortgaged guarantee for Party B's claims. The indemnities or compensation obtained by Party A for the above reasons shall be deposited into the account designated by Party B. Party B shall have the right to choose any of the methods stipulated in clause V (1) to (4) of Article 6 herein to dispose the foresaid amount, and Party A shall cooperate in such relevant procedures.

Article 9 Realization of Mortgage Rights

I.	If the debtor fails to perform the maturing debt under the Master Contract or the debts declared to be due in advance, or violates other provisions of the Master Contract, Party B shall have the right to dispose the mortgaged property.
II.	The value of the mortgaged property stated in the List of Mortgage Property hereunder or otherwise agreed by the parties (hereinafter referred to as "Tentative Value"), whether or not recorded in the register of the registration authority, shall not represent the ultimate value of the mortgaged property. The ultimate value is the net amount of the proceeds arising out of Party B's disposal of the mortgaged property after deducting various taxes and fees.

If the mortgaged property is used to compensate Party B's claims, the above tentative value shall not be the legal ground for such compensation, and the then value of the mortgaged property shall be evaluated and determined fairly by both parties or by law.

III.	After paying the expenses caused during the process of the sale or auction (including but not limited to custodial fees, evaluation fees, auction fees, transfer fees, taxes, transfer fees for state-owned land use rights, etc.), the prices Party B obtained from the disposal of the mortgaged property shall be used to pay off the debt under the Master Contract firstly, and the remaining prices shall be refunded to Party A.
IV.	If Party A acts as the debtor, Party B may apply for enforcement of Party A's property other than the mortgaged property, without the waiver of the mortgage or the prior disposition of the mortgaged property as the prerequisite.
V.	Shall Party A never obstruct Party B from realizing the mortgage in any way (including acts or omissions).
VI.	No matter whether Party B has other guarantees for the claims under the Master Contract (including but not limited to guarantees, mortgages, pledges, letters of guarantee, standby letters of credit, etc.), no matter when the other guarantees above are established, whether they are valid, and whether Party B makes claims to other guarantors, and no matter whether or not a third party agrees to assume the whole or part of the debt under the Master Contract, or whether or not other guarantees are provided by the debtor itself, Party A's guarantee liability herein shall not be reduced or exempted, and Party B may directly request Party A to assume the guarantee responsibility within the scope of its guarantee in accordance with this contract, against which Party A shall not raise any objection.
VII.	If the maximum amount of guarantee liability agreed herein is lower than the balance of claims actually incurred under the Master Contract, and the claims under the Master Contract is not fully liquidated after Party A assumes the guarantee liability, Party A makes commitment that it claims the right of (including pre-exercise) subrogation or recourse to the debtor or other guarantor, shall not cause any harm to Party B's interests, and agree that the liquidation of the debt under the Master Contract takes precedence over the realization of the subrogation or recourse right of Party A.

Specifically, before Party B's claims are not fully liquidated,

(1)	Party A agrees not to claim the right of subrogation or recourse to the debtor or other guarantors; if Party A has realized the foresaid rights for any reason, the proceeds shall be used preferentially to liquidate the outstanding claims payable to Party B;
(2)	If the debt under the Master Contract is secured by the property, Party A agrees not to claim the securities or the prices arising from the disposal on the grounds of exercising the subrogation right or for any other reason, and the securities and the proceeds above shall be used preferentially to liquidate the outstanding claims payable to Party B;
(3)	If the debtor or other guarantors provide Party A with a counter guarantee, the proceeds obtained by Party A based on such counter guarantee shall be used preferentially to liquidate the outstanding claims payable to Party B.

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VIII.	If the Master Contract is not established, takes no effect, invalid, partially invalid, or revoked and released, and Party A is not the debtor, then Party A shall, within the scope of the guarantees stipulated herein, be jointly and severally liable with the debtor for the debtor's debts due to the return of property or compensation for losses.
IX.	Party A has fully recognized the interest rate risk. If Party B adjusts the interest rate level, interest-bearing or settlement in accordance with the agreement under the Master Contract or the change of the national interest rate policy, resulting in the increase of interest, penalty interest and compound interest of the debts, such additional portion shall be borne by Party A under the guarantee liability.
X.	If in addition to the debt under the Master Contract, the debtor has other liabilities for Party B, Party B shall have the right to collect from the account opened by the debtor in the China Construction Bank system the amount in RMB or other currencies to preferentially liquidate any maturing debt, and Party A's guarantee liability shall not be reduced or exempted hereby.

Article 10 Liability for Breach of Contract

I.	Liability for breach of contract by Party A
(1)	If Party A violates any provision herein, or there is any false, error or omission in the representation and guarantee herein, Party B shall have the right to take one or more of the following measures:

1.1 Request Party A to correct the breach of contract within a time limit;

1.2 Request Party A to provide new guarantees;

1.3 Request Party A to compensate for the loss;

1.4 Dispose the mortgaged property;

1.5 Other remedies permitted by law.

(2)	Party B shall have the right to choose any of the methods stipulated in clause Ⅴ (2) to (4) of Article 6 herein to dispose the proceeds arising from the disposal of the mortgaged property, and Party A shall cooperate in such relevant procedures.
(3)	If it is due to Party A that the mortgage is not effectively established, or the value of the mortgaged property is reduced, or Party B fails to realize the mortgage right in a timely or fully manner, and Party A is not the debtor, Party B shall have the right to request Party A, within the scope of the guarantees stipulated herein, to assume joint and several liability with the debtor for the secured debt.
II.	Liability for breach of contract by Party B:

If Party B, due to its own fault, loses the certificate of title for mortgaged property submitted by Party A, or if after liquidation of the debt under the Master Contract, Party B fails to return the certificate of title for mortgaged property in a timely manner, or fails to legally assist in the mortgage registration and cancellation procedures under Party A's request, Party A shall have the right to take one or more of the following measures:

(1)	Request Party B to bear the reissue fee for the certificate of title for mortgaged property;
(2)	Request Party B to return the certificate of title for mortgaged property within a time limit, or assist Party A to cancel the registration of the mortgaged property.

Article 11 Miscellaneous

I.	Liability of the expense
(1)	The party A shall be responsible for any expense incurred in violation of any provision herein, including but not limited to litigation fees, arbitration fees, property preservation fees, travel expenses, execution fees, evaluation fees, auction fees, notary fees, delivery fees, announcement fees, attorney fees, etc. incurred by the party B due to the party A breach of contract;
(2)	For other expenses, both parties agree as follows: (Leave this column blank)

II.      Collection of payables

In respect of all the payables of Party A hereunder, Party B shall be entitled to collect from the account opened by Party A in China Construction Bank System the corresponding amount in RMB or other currencies, without notice to Party A in advance. If foreign exchange settlement and sale or foreign exchange trading is requested, Party A is obliged to cooperate with Party B in such procedures, and the exchange rate risk is borne by Party A.

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III.	Use of Party A's information

Party A agrees that Party B may inquire Party A's credit status in the credit database established upon the approval of the People's Bank of China or the administrative department of credit investigation, the relevant departments or units, and that Party B may submit Party A's information to the credit database established upon the approval of the People's Bank of China or the administrative department of credit investigation. Party A agrees that Party B may use reasonably and disclose Party A's information according to business needs.

IV.	Announcement of urgent collection

In the event that Party A violates the contract, Party B has the right to notify the relevant department or unit, and to make an announcement of urgent collection via the news media.

V.	Effectiveness of evidence recorded by Party B

Unless there is reliable and definite opposite evidence, all of the following under the Master Contract: the internal accounting records documented by Party B such as principal, interest, expenses and repayment records; the documents and vouchers produced or retained by Party B according to law and facts which occur in the course of business such as withdrawal, repayment, interest payment by the debtor; and the records and vouchers of Party B's collection of overdue. Party A shall not raise an objection solely because the foresaid records, notes, documents or vouchers are produced or retained only by Party B.

VI.	Rights reserved

Party B's rights herein shall not affect or exclude any rights it enjoys under laws, regulations and other contracts. Any tolerance, grace, concession or delay in exercising any of the rights hereunder for breach of contract or delay shall not be deemed a waiver of the rights and interests hereunder, or the license or recognition of any breach of this contract, nor affect, prevent or obstruct the continued exercise of this right or the exercise of any other rights, and thus shall not cause Party B to assume obligations and responsibilities to Party A.

Even if Party B fails to exercise or delays the exercise of any right, or fails to exhaust any of the remedies under the Master Contract, Party A's guarantee liability hereunder shall not be reduced or exempted, provided that if Party B reduces or exempts the debt under the Master Contract, Party A's guarantee liability hereunder shall be reduced or exempted accordingly.

VII.	If Party A is separated, dissolved, or involved in the bankruptcy process, its business registration is revoked or canceled, or its business license is revoked, if the mortgaged property is damaged, lost, infringed, or deprived due to natural factors or acts of a third party, or if there's dispute over the ownership of the mortgaged property or the certificate of title is canceled, Party B shall be notified promptly.
VIII.	Dissolution or bankrupt of the debtor

Once Party A knows the debtor enters into the dissolution or bankruptcy process, Party A shall notify Party B promptly to declare the creditor's rights, and meanwhile participate in the dissolution or bankruptcy process in a timely manner, and exercise the recourse right in advance. If Party A knows or should know that the debtor has entered into the dissolution or bankruptcy process, but fails to promptly exercise the right of recovery in advance, the loss incurred shall be borne by Party A.

Notwithstanding the provisions in clause II of Article 6, if in the debtor's bankruptcy process, Party B and the debtor reach a dispute settlement or agree to reorganize plans, Party B's rights hereunder shall not be harmed by such dispute settlement or such reorganization, and Party A's guarantee liability shall not be reduced or exempted. Never shall Party A challenge Party B's claims in accordance with the conditions stated in the dispute settlement or the reorganization of plans. Party A shall, under Party B's request, assume the guarantee liability for the debt that is not liquidated due to Party B concessions to the debtor in the dispute settlement or the reorganized plans.

IX.	Dissolution or bankrupt of Party A

If Party A is dissolved or bankrupted, Party B shall have the right to participate in Party A's liquidation or bankruptcy process and declare its rights even if Party B's claim has not expired under the Master Contract.

X.	If Party A's mailing address or contact information changes, it shall notify Party B promptly in writing, and all losses incurred from failure to notify in time shall be borne by Party A.
XI.	Other provisions

If the mortgage registration items changes, and the registration shall be changed according to law, Party A shall, upon Party B's request, perform the change registration procedures together with Party B, and relevant expenses shall be borne by the relevant party as stated in clause Ⅰ of Article 11 hereunder.

XII.	Dispute settlement

If any dispute occurs during the fulfillment of this contract, the parties can make settlement through negotiation. If the negotiation fails, such dispute shall be settled under the following (1) method. During the litigation or arbitration, any other provisions uninvolved shall continue to be fulfilled.

(1)	File a lawsuit with the people's court at the location of Party B.
(2)	Submit to (Leave this column blank) Arbitration Commission (place of arbitration Leave this column blank). Arbitration shall be conducted in accordance with the arbitration rules in force and effect at the time of applying for such arbitration. The awards shall be final and binding on the parties.

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XIII.	Effectiveness of contract

This contract shall take effect since the legal representatives (the person in charge) or their authorized agents of Party A and Party B sign or affix the official seal.

XIV.	The contract is made in triplicate.

Article 12 List of Mortgaged Property

The list of mortgaged property hereunder is as follows:

Mortgage List

Name of mortgaged property	Title certificate and other relevant certificate No.	Location	Area or quantity	Values of mortgaged property (10,000 RMB)	The amount of other debts mortgaged by it (10,000 RMB)	Notes
House properties	Yong Real Estate Certificate Yinzhou District No. 201028196, Yong Real Estate Certificate Yinzhou District No. 201028200	No. 88, Qiushi Road, Gulin Town, Yinzhou District, Ningbo city	42820.94m2	7628.74	0
Land	Yong State-owned Land Certificate (2013) No. 18-06785	No. 88, Qiushi Road, Gulin Town, Yinzhou District, Ningbo city	28363.90m2	5329.90	0

Article 13 Statement and Commitment of Party A

I.	Party A clearly knows Party B's business scope and authority.
II.	Party A has read all the provisions of this contract and the Master Contract. Upon Party A's request, Party B has made corresponding provision explanations for this contract and the Master Contract. Party A has totally known and understood the meaning of the provision under this contract and the Master Contract, and the corresponding legal consequences.
III.	Party A has the legal qualifications as a guarantor. Party A's guarantees under this contract are in compliance with laws, administrative regulations, rules and regulations of Party A or internal organization documents, and have obtained approval from the company's internal authority and/or the state's authority. All liabilities arising from Party A's no right to sign this contract shall be borne by Party A solely, including but not limited to the full compensation for the losses Party B suffered hereby.
IV.	Party A confirms that it has fully understood information such as the debtor's assets, debts, operations, credit, and reputation, its qualification and authority as a subject to sign the Master Contract, and all the contents within the Master Contract.
V.	Party A has the right to take ownership or dispose of the mortgaged property according to law. The mortgaged property is not a public welfare facility or a property that is prohibited from circulation and transfer, and there is no dispute over its ownership.
VI.	There is no other co-owner on the mortgaged property, or although there are other co-owners, the mortgage guarantee has obtained the written consent of the other co-owners.
VII.	There is no defect or burden on the mortgaged property that is not notified to Party B in writing, including but not limited to the mortgage property being circulation restricted, seized, detained, supervised, leased, or retained; the mortgaged property being in arrears with purchase price, maintenance cost, construction project price, national tax, land use right transfer fee, or indemnities; or the mortgaged property having already been guaranteed for a third party.

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VIII.	All papers and information provided by Party A to Party B in relation to the mortgaged property is true, legal, accurate and complete.
IX.	Party A's provision of this mortgage guarantee does not harm the legitimate interests of any third person, and does not violate Party A's statutory and agreed obligations.
X.	If Party A or the debtor fails to comply with laws, regulations or rules concerning environmental and social risk management, or may pose harm and related risks in construction, production and business activities to environment and society (including but not limited to environmental and social issues related to energy consumption, pollution, land, health, safety, relocation and resettlement, ecological protection, energy conservation and emission reduction, climate change, etc.), Party B has the right to exercise the guarantees hereunder in advance, and adopt other remedies as agreed herein or as permitted by law.

Party A (company seal):

Legal Representative (Person in Charge)

or authorized agent (signature): Shu-Hua Yeh

Date:September 21st, 2018

Party B (company seal):

Person in Charge or authorized agent (signature): Jianhan Chen

Date: September 21st, 2018